Exhibit 99.1

Press Release December 16, 2011	7575 West Jefferson Boulevard Fort Wayne, IN 46804-4131 260.969.3500 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Announces Fourth Quarter Cash Dividends and Provides Fourth Quarter Earnings Guidance

FORT WAYNE, INDIANA, December 16, 2011— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced that its board of directors has declared a quarterly cash dividend of $0.10 per common share. The dividend is payable on or about January 13, 2012, to shareholders of record at the close of business on December 31, 2011.

The company also expects fourth quarter earnings to be in the range of $0.08 to $0.12 per diluted share, higher than fourth quarter 2010 earnings of $0.04 per diluted share, but lower than third quarter 2011 earnings of $0.19 per diluted share, primarily due to an estimated 25% drop in anticipated fourth quarter flat rolled earnings and an estimated $10 million reduction in earnings from the company’s liquid iron production facility, Iron Dynamics (IDI).  The reduction in fourth quarter IDI earnings was attributable to a planned three week shutdown during October and November for the relining of the facility’s submerged arc furnace, resulting in an anticipated 20% decrease in quarterly shipments and increased expenses of just over $3 million related to the project.  Iron Dynamics achieved a time span of two years since the previous relining, a record.

Flat rolled demand during October and the first part of November was weaker, and early in the quarter pricing remained a challenge, reducing anticipated volumes.  Additionally, the cost of raw materials consumed did not decline in step with realized flat rolled steel prices, which resulted in reduced fourth quarter anticipated margins.  As increases in order entry and pricing occurred late in the fourth quarter, these positive factors did not materially impact fourth quarter performance, but are expected to be beneficial to the first quarter of 2012.

Overall, continued uncertainty within the U.S. and global economies continues to impact corporate and consumer spending, resulting in a challenging demand environment.  However, demand improvement is occurring in the energy, construction equipment, agricultural, and automotive sectors.  The company believes if more stability develops into next year demand could be expected to increase, along with steel pricing and margins.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager / (260) 969-3564 or fax (260) 969-3590 f.warner@steeldynamics.com